Exhibit K.7

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES PURCHASED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE UNDER A STOCKHOLDERS AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (the “Agreement”) is made as of March 2, 2006 among Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), and each of the investors listed on Schedule 1 hereto (each a “Subscriber”, and collectively, the “Subscribers”).

Recitals

Under the Articles of Incorporation of the Company, as amended and in effect on the date hereof, the Company is authorized to issue shares of Common Stock, par value $.001 per share (the “Common Stock”).

Each Subscriber is willing to purchase, and the Company is willing to issue and sell to such Subscriber, the number of shares of Common Stock set forth opposite the name of such Subscriber on Schedule 1 hereto, all on the terms and conditions set forth herein.

Agreement

In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings:

1.1. “Funding Date” shall mean a date that is on or before March 9, 2006, on which date the Subscribers shall pay the aggregate consideration for the purchase of the Subscription Securities to the Company.

1.2. “Legal Requirement” shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

1.3. “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

1.4. “NAV” means the Net Asset Value of a share of the Common Stock, calculated in accordance with United States GAAP.

1.5. “Person” means an individual, corporation, limited liability company, partnership, association, trust or other legal entity.

1.6. “Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of even date herewith by and among the Company and the Subscribers.

1.7. “Share Issue Date” shall mean the date on which the Company issues the Subscription Securities to the Subscribers pursuant to Section 2.3, provided that the conditions to the obligation of the Subscribers to accept the Subscription Securities pursuant to Section 5.2 shall have been satisfied on or before the date of issuance.

1.8. “Subscription Securities” has the meaning set forth in Section 2.1.

2. Sale and Purchase of Subscription Securities.

2.1. On the terms and subject to the conditions hereof, the Company hereby agrees to sell to each Subscriber, and by the acceptance hereof such Subscriber agrees, severally and not jointly, to purchase from the Company for investment, a number of shares of the Company’s Common Stock equal in the aggregate to the quotient obtained by dividing $5,000,000 by NAV as of February 28, 2006, such shares to be allocated among the Subscribers as set forth opposite the name of such Subscribers on Schedule 1. The price per share shall be equal to the NAV of the Common Stock on February 28, 2006. The shares of Common Stock being purchased by the Subscribers hereunder are referred to herein as the “Subscription Securities.”

2.2. On the Funding Date, the Subscribers shall wire the consideration for the Subscription Securities to the Company.

2.3. On the Share Issue Date, subject to the satisfaction of the conditions to issuance set forth in Section 5.1, the Company will either (i) deliver to the Subscribers certificates for the Subscription Securities purchased by the Subscribers, registered in the respective names of the Subscribers, or (ii) issue the Subscription Securities to the Subscribers in book-entry form to the account of a Depository Trust Company (DTC) participant designated by the respective Subscribers.

2.4. In the event that the Funding Date has occurred and the subscription price has been wired to the Company on or before March 31, 2006 but the Share Issue Date has not occurred, the Subscribers, each of them acting individually, shall, in their respective sole discretion, have the option of either (a) requiring specific performance of the Company of its obligations to issue the Subscription Securities (subject to the satisfaction of the conditions to issuance set forth in Section 5.1) or (b) terminating this Agreement. In the event that the Subscribers terminate this Agreement, the Company shall return the entire $5,000,000 subscription price, or if less than all of the Subscribers terminate, the entire subscription price paid by the terminating Subscribers, to the account or accounts designated by the terminating Subscribers within one business day of written notice of termination.

3. Representations and Warranties of the Company. The Company represents and warrants as of each of i) the date hereof, ii) the Funding Date and iii) the Share Issue Date to each Subscriber that:

3.1. The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has made available to the Subscribers true and complete copies of the Company’s Articles of Incorporation and the By-Laws of the Company as in effect on the date hereof.

3.2. The Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the issuance of the Subscription Securities. The Company has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof.

3.3. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby or thereby, will (i) constitute a breach of or a default under any contractual obligation of the Company, (ii) require any unobtained consent, waiver or amendment to any such contractual obligation, (iii) violate or constitute a default under, or give rise to any other right or cause of action under the Company’s Articles of Incorporation, bylaws or any Legal Requirement, except for events or conditions described in clauses (i) and (ii) above that do not and may not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, operations, assets or condition, financial or otherwise, of the Company and its subsidiaries (on a consolidated basis).

3.4. The Subscription Securities, when issued and upon receipt of the purchase price therefor, will be duly authorized, validly issued, fully paid and non-assessable.

3.5. The Company has filed with the Securities and Exchange Commission (“SEC”) all required reports, schedules, forms, statements and other documents since its initial public offering (the “Reports”). As of its filing date, each such Report (as amended or supplemented, if applicable), filed pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and all registration statements and other materials filed with the SEC under the Securities Act of 1933, as amended (the “1933 Act”), complied in all material respects with the applicable rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All financial statement contained in the Reports present fairly the financial position of the Company at the respective dates thereof and the results of its operations for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

3.6. Except as disclosed in the Reports, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in Company’s unaudited balance sheet (including any related notes thereto) as of September 30, 2005 included in the Company’s Quarterly Report on Form 10-Q for the fiscal period ended on that date (the “Balance Sheet”), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Balance Sheet, (iii) incurred since September 30, 2005 in the ordinary course of business, or (iv) which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, operations, assets, properties, profits or condition, financial or other, of the Company.

3.7. Except as disclosed in the Reports, since December 31, 2004, the Company has conducted its business in the ordinary course there has been no material adverse change in the business, operations, assets, properties, profits or condition, financial or other, of the Company.

3.8. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock. As of February 28, 2006:

(i) 9,801,965 shares of Common Stock were issued and outstanding, of which all are validly issued, fully paid and nonassessable, and no shares were held in treasury;

(ii) no shares of Common Stock were held by subsidiaries of the Company;

(iii) 673,273 shares of Common Stock were reserved for future issuance pursuant to outstanding warrants; and

(iv) up to 3,500,000 shares of Common Stock were reserved for issuance pursuant to the proposed rights offering of the Company reflected in its registration statement on Form N-2 initially filed with the SEC on January 19, 2006, it being understood that in no event will the Company issue in such rights offering rights to acquire in excess of one share for each three shares of Common Stock outstanding on the record date for the offering.

Except as set forth in this Section 3.8 or in the Reports, since February 28, 2006, the Company has not issued or entered into any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries.

Except as disclosed in this Section 3.8 or in the Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as expressly contemplated by this Agreement, there are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law, the Articles of Incorporation, the By-Laws of the Company or any agreement to which the Company is a party.

4. Representations and Warranties of the Subscribers. Each Subscriber individually (but not on behalf of any other Subscriber) represents and warrants that:

4.1. Such Subscriber has full legal capacity, power and authority to execute and deliver this Agreement and to perform such Subscriber’s obligations hereunder. This Agreement has been duly executed and delivered by such Subscriber and is the legal, valid and binding obligation of such Subscriber enforceable against such Subscriber in accordance with the terms hereof.

4.2. Such Subscriber has been advised that the Subscription Securities have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Subscriber is purchasing the Subscription Securities to be acquired by such Subscriber hereunder for such Subscriber’s own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Such Subscriber has such knowledge and experience in financial and business matters that such Subscriber is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Each Subscriber is an accredited investor as that term is defined in Regulation D under the Securities Act. The address of such Subscriber is as set forth under such Subscriber’s name on Schedule 1. The parties hereto intend that the sale of shares of the Company’s Common Stock pursuant to this Agreement shall be pursuant to Regulation D under the Securities Act.

5. Conditions to Issuance and Acceptance of the Subscription Securities.

5.1. The Company’s obligation to issue the Subscription Securities shall be subject to the satisfaction of the following conditions:

5.1.1. All representations and warranties of each Subscriber contained in this Agreement shall be true and correct as of the Share Issue Date, and issuance of the Subscription Securities shall constitute a reaffirmation by each Subscriber that all representations and warranties of such Subscriber contained in this Agreement are true and correct as of the Share Issue Date

5.1.2. The Funding Date has occurred.

5.2. Each Subscriber’s obligation to accept delivery of the Subscription Securities shall be subject to the satisfaction of the following conditions:

5.2.1. The Company shall have delivered to each of the Subscribers a certificate signed by the chief financial officer on behalf of the Company, dated as of the Share Issue Date, confirming the accuracy of the Company’s representations and warranties as of the Share Issue Date and confirming the accuracy of the NAV.

5.2.2. The NAV is equal to or greater than $11.00.

5.2.3. The Subscription Securities shall be issued on or prior to March 31, 2006.

6. Indemnities. Each Subscriber agrees to indemnify and hold harmless the Company, and the Company agrees to indemnify and hold harmless each Subscriber, from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges) resulting from any breach of any representation, warranty or agreement of such indemnifying party or any misrepresentation by such indemnifying party in this Agreement.

7. Miscellaneous.

7.1. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter thereof.

7.2. This Agreement can be changed only by an instrument in writing signed by the party against whom enforcement of such change is sought.

7.3. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives.

7.4. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

8. Governing Law.

8.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction

8.2. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York, provided that the Company may bring any such action, suit or proceeding against any Subscriber in any jurisdiction in which such Subscriber is subject to personal jurisdiction. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in Schedule 1 hereto is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that such service of process does not constitute good and sufficient service of process. The provisions of this Section 8.2 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

8.3. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 8.3 with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

8.4. Reliance. Each of the parties hereto acknowledges that he has been informed by each other party that the provisions of Section 8 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed, under seal, as of the date first above written by their officers or other representatives thereunto duly authorized.

THE COMPANY:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

THE SUBSCRIBERS:	FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
By: Farallon Partners, L.L.C., its general partner

By:
Name:
Title:

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
By: Farallon Partners, L.L.C., its general partner

By:
Name:
Title:

TINICUM PARTNERS, L.P.
By: Farallon Partners, L.L.C., its general partner

By:
Name:
Title:

SCHEDULE I

SUBSCRIBERS

Name and Address	Shares of Common Stock	Total Price